                                                                     EXHIBIT 2.2


                                                                  EXECUTION COPY




                            AMENDMENT NUMBER 1 TO THE

                           RECAPITALIZATION AGREEMENT
                         (DATED AS OF DECEMBER 15, 1998)

                                      AMONG

                           HERSHEY FOODS CORPORATION,

         HERSHEY CHOCOLATE & CONFECTIONERY CORPORATION (AS SUCCESSOR IN
                         INTEREST TO HERSHEY CRE, INC.),

                                HOMESTEAD, INC.,

                             NEW WORLD PASTA COMPANY
            (FORMERLY KNOWN AS HERSHEY PASTA MANUFACTURING COMPANY),

                              NEW WORLD PASTA, LLC,

                     JOSEPH LITTLEJOHN & LEVY FUND III, L.P.

                                      AND,

                          AS ADDITIONAL PARTIES THERETO

                               PASTA GROUP, L.L.C.

                                       AND

                            WINCHESTER PASTA, L.L.C.



                          DATED AS OF JANUARY 28, 1999

                                TABLE OF CONTENTS

                                                                          PAGE


1.       Definitions....................................................   2
         1.1      Amendment to the definition of "Subsidiaries".........   2

2.       Amendment to Parties...........................................   2
         2.1      Amendment to Introductory Paragraph...................   2
         2.2      Transferors...........................................   3

3.       Amendment to Recitals..........................................   3

4.       Amendment to Section 2.3.......................................   3

5.       Amendment to Section 2.4.......................................   3

6.       Schedule 2.6...................................................   4

7.       Amendment to Section 2.6.2.....................................   4

8.       Amendment to Section 2.6.4.....................................   4

9.       Amendment to Section 5.5.......................................   4

10.      Amendment to Section 5.10......................................   4

11.      Amendment to Section 7.8.2.....................................   4

12.      Amendment to Section 9.3.......................................   5

13.      Amendment to Section 9.8.......................................   6

14.      Amendment to Section 10.3......................................   6

15.      Amendment to Section 10.5......................................   7

16.      Amendment to Section 10.6.2....................................   7

17.      Limited Amendment..............................................   7

18.      Amendment and Waiver...........................................   7

19.      Notices........................................................   7

20.      Counterparts....................................                      7

21.      Entire Agreement................................                      8

22.      Severability....................................                      8

23.      Governing Law...................................                      8

24.      Headings........................................                      8

SCHEDULE 2.6.............................................   Schedule 2.6, Page 1

                             INDEX OF DEFINED TERMS

Accrued Vacation Benefits.................................................    6
Agreement ................................................................    1
Company...................................................................    1
Amendment ................................................................    1
CRE ......................................................................    1
HCCCo ....................................................................    1
HFC ......................................................................    1
Homestead ................................................................    1
JLL ......................................................................    1
New World ................................................................    1
Pasta Group ..............................................................    1
Subsidiaries .............................................................    2
Transferors ..............................................................    1
Winchester ...............................................................    1

                  This AMENDMENT Number 1 (the "Amendment") dated as of January 28, 1999 to the RECAPITALIZATION AGREEMENT (together with the Exhibits and Schedules thereto, the "Agreement"), (dated as of December 15, 1998), by and among HERSHEY FOODS CORPORATION, a Delaware corporation ("HFC"), HERSHEY CHOCOLATE & CONFECTIONERY CORPORATION), a Delaware corporation ("HCCCo"), as the successor in interest to HERSHEY CRE, INC., a Delaware corporation ("CRE"), HOMESTEAD, INC., a Delaware corporation ("Homestead"), NEW WORLD PASTA COMPANY (formerly known as HERSHEY PASTA MANUFACTURING COMPANY), a Delaware corporation (the "Company"), NEW WORLD PASTA, LLC, a Delaware limited liability company ("New World"), JOSEPH LITTLEJOHN & LEVY FUND III, L.P., a Delaware limited partnership ("JLL"), PASTA GROUP L.L.C., a Delaware limited liability company ("Pasta Group"), and WINCHESTER PASTA, L.L.C., a Delaware limited liability company ("Winchester"). HCCCo, and HOMESTEAD are each a wholly owned subsidiary of HFC, and together with HFC are referred to herein as the "Transferors,"

                              W I T N E S S E T H:

                  WHEREAS, HFC, CRE, Homestead, the Company, New World and, with respect to Section 7.7 and 7.8 only, JLL entered into the Agreement as of December 15, 1998;

                  WHEREAS, effective as of 11:59 p.m. Eastern Standard Time on December 31, 1998, CRE was merged into HCCCo with HCCCo being the surviving entity;

                  WHEREAS, on January 21, 1999, Hershey Pasta Manufacturing Company amended its Certificate of Incorporation to change its name to New World Pasta Company;

                  WHEREAS, HFC, HCCCo in its capacity as the successor in interest to CRE, Homestead, the Company, New World and JLL desire to amend and clarify certain terms contained in the Agreement, all as more fully set forth herein;

                  WHEREAS, Pasta Group and Winchester, each desires to and each of the parties thereto desire that Pasta Group and Winchester, each become a party to the Agreement, all as more fully set forth herein;

                  WHEREAS, prior to the Execution of the Agreement, HFC announced to the Transferred Employees that HFC would pay to each of them for all accrued, but unused, vacation, vacation pay in connection with the sale of the pasta business;

                  WHEREAS, pursuant to Section 9.8 of the Agreement, New World announced to the Transferred Employees that each of them would be entitled to receive paid vacation time accrued with the pasta business prior to the Closing; and

                  WHEREAS, New World requested that HFC refrain from paying any of the Transferred Employees their accrued vacation pay prior to Closing;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                  1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning specified in the Agreement (including the Schedules and Exhibits thereto).

                           1.1 Amendment to the definition of "Subsidiaries".
The definition of Subsidiaries set forth in the Agreement is hereby amended by deleting Section 1.20 in its entirety and replacing it with the following:

                                    1.20 "Subsidiaries" shall mean Winchester
                                    Pasta, L.L.C., a Delaware limited liability company (the successor in interest to Hershey Pasta Group Winchester, Inc., a Delaware corporation), New World Pasta Company (formerly known as Hershey Pasta Manufacturing Company), a Delaware corporation, and Pasta Group, L.L.C., a Delaware limited liability company, each directly or indirectly a wholly owned subsidiary of HFC.

                  2. Amendment to Parties. The parties to the Agreement are hereby amended by adding HCCCo, Pasta Group and Winchester as parties to the Agreement and HCCCo also as a Transferor thereunder as follows:

                           2.1 Amendment to Introductory Paragraph.  The
introductory paragraph contained in the Agreement is hereby amended by deleting the introductory paragraph and replacing it with the following:

                                    This RECAPITALIZATION AGREEMENT (this
                                    "Agreement"), dated as of December 15, 1998, by and among HERSHEY FOODS CORPORATION ("HFC"), a Delaware corporation, HERSHEY CHOCOLATE & CONFECTIONERY CORPORATION, a Delaware corporation ("HCCCo"), HCCCo, as the successor in interest to HERSHEY CRE, INC., a Delaware corporation ("CRE"), HOMESTEAD, INC., a Delaware corporation ("Homestead"), NEW WORLD PASTA COMPANY (formerly known as HERSHEY PASTA MANUFACTURING COMPANY), a Delaware corporation, NEW WORLD PASTA, LLC, a Delaware limited liability company ("New World"), with respect to Sections 7.7 and
                                    7.8 only, JOSEPH LITTLEJOHN & LEVY FUND III,
                                    L.P. ("JLL"), PASTA GROUP, L.L.C., a
                                    Delaware limited liability company ("Pasta
                                    Group"), and WINCHESTER PASTA, L.L.C., a

                           Delaware limited liability company ("Winchester"); HCCCo, and HOMESTEAD are each a wholly owned subsidiary of HFC, and together with HFC are referred to herein as the "Transferors,"

                  2.2 Transferors. For the avoidance of doubt, in determining all obligations, covenants, warranties, representations and all rights and benefits of the "Transferors" as contemplated by the Agreement, HCCCo shall be included as a "Transferor." In addition, for all purposes of the Agreement, the terms "HFC Company" and "HFC Companies" will include HCCCo.

         3. Amendment to Recitals. The recital clauses contained on the first page of the Agreement are hereby amended by adding as the fourth recital clause the following:

                  "WHEREAS, following the execution of this Agreement, upon completion of the Reorganization Transactions contemplated hereby, HCCCo will own all of the outstanding capital stock of the Company immediately prior to Closing."

         4. Amendment to Section 2.3. Section 2.3 of the Agreement is hereby amended by deleting the last paragraph of Section 2.3 and replacing it with the following:

                  HFC or HCCCo may cause the Subsidiaries to assign and transfer their right, title and interest in and to any Excluded Assets held by such Subsidiaries to any of the Transferors or any other Person designated by HFC or HCCCo at any time prior to Closing without any consideration or value being received by the Subsidiaries for such Excluded Assets.

         5. Amendment to Section 2.4. Section 2.4 of the Agreement is hereby amended by deleting the first paragraph of Section 2.4 and replacing it with the following:

                  At or prior to the Closing, HFC or HCCCo shall cause one or more of the Company, Pasta Group or Winchester to assume and agree to be responsible for and to discharge or otherwise satisfy the Assumed Liabilities, but only the Assumed Liabilities, in accordance with the terms thereof. The Assumed Liabilities shall consist of all Liabilities that have arisen prior to or arise after the Closing in the conduct of or relate to the Business or any of the Assets, including, but not limited to, the following:

         6. Schedule 2.6. Schedule 2.6 to the Agreement is hereby amended by deleting such Schedule 2.6 in its entirety and replacing it with the Schedule
2.6 attached to this Amendment.


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
         7. Amendment to Section 2.6.2. Section 2.6.2 of the Agreement is hereby amended by deleting clauses (D) and (E) thereof and replacing them respectively with the following:

                  (D) resignations of the directors and officers of the Subsidiaries, if any, effective as of the Closing, (E) a short-form certificate of good standing of each Transferor and the Subsidiaries, certified by the Secretary of State of Delaware as of a date not more than three business days prior to the Closing Date.

         8. Amendment to Section 2.6.4. Section 2.6.4 of the Agreement is hereby amended by deleting "HFC" and replacing it with "HCCCo" throughout Section 2.6.4.

         9. Amendment to Section 5.5. Section 5.5 of the Agreement is hereby amended by deleting "HFC will" and replacing it with "HFC will or will cause HCCCo to."

         10. Amendment to Section 5.10. Section 5.10 of the Agreement is hereby amended by inserting in the fourth line thereof the following language immediately prior to the closing parenthesis of the first parenthetical statement in such section following the words: ". . . workmens' compensation policies or coverage":

                  "(but including the Kemper Excess Liability Workmens' Compensation Policy)"

         11. Amendment to Section 7.8.2. Section 7.8.2 of the Agreement is hereby amended by deleting Section 7.8.2 in its entirety and replacing it with the following (it being understood that the JLL Guarantee referenced below will terminate as of Closing Date):

                  Following the consummation of the transactions contemplated hereby the Company will become a directly owned subsidiary of New World, and Pasta Group and Winchester each will become an indirectly owned subsidiary of New World. Therefore, as an inducement to the Transferors to enter into this Agreement and the Transitional Services Agreement and to undertake and consummate the transactions contemplated hereby and thereby, subject to and effective immediately upon the consummation of the Closing, the Company hereby guarantees (the "Company Guarantee"), and Pasta Group and Winchester each guarantees (each an LLC Guarantee") (the Company Guarantee and the LLC Guarantees collectively the "Subsidiaries Guarantees"), absolutely and unconditionally as a primary obligor and without limitation, all of the New World Obligations and all of the New World Liabilities. The Subsidiaries Guarantees shall be continuing guarantees and shall not terminate until such time as all New World Obligations have been completely performed and all New World Liabilities have been fully identified and discharged.

                  The JLL Guarantee and the Subsidiaries Guarantees are guarantees of performance and payment not of collection and each of them further waives any right to require that any action be brought against New World or any other Person.

                  JLL, the Company, Pasta Group and Winchester hereby consent that from time to time, with or without further notice to or assent from JLL, the Company, Pasta Group or Winchester, any obligation or liability of New World may be changed, altered, renewed, extended, continued, surrendered, compromised, waived, discharged or released in whole or in part or any default with respect thereto waived, and the Transferors may generally deal or take action or no action with regard to New World as the Transferors may see fit, and JLL, the Company, Pasta Group and Winchester shall remain bound under their respective guarantees notwithstanding any such change, alteration, renewal, extension, continuance, compromise, waiver, discharge, inaction or other dealing.

         12. Amendment to Section 9.3. Section 9.3 of the Agreement is hereby amended by adding at the end of Section 9.3 the following new paragraph:

                  Subject to the provisions of this Agreement, and in particular Sections 10.3, 10.5 and 10.6.2, as soon as practicable following the Closing Date, HFC shall take all actions as may be necessary to permit each Transferred Employees who is a participant in the HFC Employee Savings Stock Investment and Ownership Plan and the HFC Retirement Plan (the "HFC Plans") to make an election pursuant to the terms of such HFC Plan during a thirty (30) day period with respect to his accrued benefits under such HFC Plan, which possible elections shall include (i) leaving such accrued benefits in such HFC Plan,
                  (ii) receiving distributions thereof, and (iii) transferring such accrued benefits to a qualified defined contribution or qualified defined benefit plan, as appropriate, maintained by New World. In the event that any such Transferred Employee does not make an affirmative election regarding the disposition of his accrued benefit under an HFC Plan pursuant to the procedures established by HFC, HFC shall direct that such Transferred Employee's accrued benefit be transferred to a qualified defined contribution or qualified defined benefit plan, as appropriate, maintained by New World. Notwithstanding any other provision of the Agreement, New World and the Company after the Closing shall indemnify HFC and its affiliates from all Losses related to any claim which is made by or on behalf of or through any Transferred Employee against HFC, any of its affiliates, the HFC Plans or any fiduciary thereof as a result of the transfer of any Transferred Employee's accrued benefit to an employee benefit plan of New World in the absence of an affirmative election by such Transferred Employee, as described in the immediately preceding sentence.

         13. Amendment to Section 9.8. Section 9.8 of the Agreement is hereby amended by adding at the end of Section 9.8 the following new paragraph:

         Subject to the provisions of this Agreement, and in particular Sections 10.3, 10.5 and 10.6.2, HFC will refrain from making any payments to Transferred Employees prior to Closing in lieu of any earned, but unused, vacation time ("Accrued Vacation Benefits") that was accrued for the benefit of any Transferred Employee as of the Closing Date and is included on the Statement and New World will notify the Transferred Employees of New World's request that HFC not pay such Accrued Vacation Benefits.

         14. Amendment to Section 10.3. Section 10.3 of the Agreement is hereby amended by adding the following new paragraph at the end of Section 10.3:

         New World and the Company after the Closing shall further indemnify HFC and its affiliates from all Losses related to any claim which is made by any Transferred Employee (i) against HFC or any of its affiliates for any Accrued Vacation Benefits or HFC's or any of its affiliates' failure to pay any such Accrued Vacation Benefits contemplated by
         Section 9.8 above and in response to New World's request that HFC not pay such Accrued Vacation Benefits or (ii) against HFC, any of its affiliates, the HFC Plans or any fiduciary thereof as a result of the transfer of any Transferred Employee's accrued benefit under an HFC Plan to an employee benefit plan of New World in the absence of an affirmative election by such Transferred Employee as described in
         Section 9.3. The obligation of New World and the Company to indemnify HFC, its affiliates, and the HFC Plans and fiduciaries thereof as contemplated by the preceding sentence shall not be subject to the basket, the cap or other limitations of this Section 10.3.

         15. Amendment to Section 10.5. Section 10.5 of the Agreement is hereby amended by adding the following new paragraph at the end of Section 10.5:

         The obligation of New World and the Company after the Closing to indemnify HFC and its affiliates for Losses related to Accrued Vacation Benefit claims and claims relating to the transfer of accrued benefits under the HFC Plans to an employee benefit plan of New World pursuant to the second paragraph of Section 10.3 shall terminate 60 days after the longest applicable statute of limitations period has expired for such claims.

         16. Amendment to Section 10.6.2. Section 10.6.2 of the Agreement is hereby amended by adding the following new paragraph at the end of Section 10.6.2:

         Notwithstanding the foregoing, with respect to any claim by a Transferred Employee for Accrued Vacation Benefits or relating to the transfer of accrued benefits under the HFC Plans to an employee benefit plan of New World, New World and the Company hereby acknowledge their indemnification obligations therefor and agree to assume the defense thereof in accordance with this Section 10.

         17. Limited Amendment. Except as amended by this Amendment and as the context may otherwise require to give effect to the intent and purpose of this Amendment, the Agreement shall remain in full force and effect without any other amendments or modifications.

         18. Amendment and Waiver. Subject to the provisions of Section 16 of the Agreement, this Amendment may be amended, or any provision of this Amendment may be waived; provided, that any such amendment or waiver shall be binding upon Transferors only if set forth in a writing executed by Transferors and referring specifically to the provision alleged to have been amended or waived, and any such amendment or waiver shall be binding upon New World only if set forth in a writing executed by New World and referring specifically to the provision alleged to have been amended or waived.

         19. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered in accordance with Section 17 of the Agreement.

         20. Counterparts. This Amendment may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

         21. Entire Agreement. The Agreement and the other agreements referred to therein (including the Confidentiality Agreement) and the other agreements executed by the parties on the date thereof, as amended by this Amendment, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

         22. Severability. Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Amendment or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         23. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania (without giving effect to its conflict of law principles). Any dispute arising from or in connection with this Amendment shall be subject to the terms of Sections 31 and 32 of the Agreement.

         24. Headings. The headings herein are included for convenience of reference only and shall be ignored in the construction and interpretation hereof.

                                    * * * * *

                  IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.



                              HERSHEY FOODS CORPORATION


                              By: /s/ William F. Christ
                                  ----------------------------
                                  Name:  William F. Christ
                                  Title: Senior Vice President,
                                         Finance and Chief Financial
                                         Officer


                              HERSHEY CHOCOLATE &
                              CONFECTIONERY CORPORATION


                              By: /s/ Robert M. Reese
                                  -------------------------------
                                  Name:  Robert M. Reese
                                  Title: Vice President


                              HOMESTEAD, INC.


                              By: /s/ Burton H. Snyder
                                  -------------------------------
                                  Name:  Burton H. Snyder
                                  Title: Vice President and
                                         Assistant Secretary


                              NEW WORLD PASTA COMPANY


                              By: /s/ William F. Christ
                                  -------------------------------
                                  Name:  William F. Christ
                                  Title: President and Vice President


                              NEW WORLD PASTA, LLC


                              By: /s/ David Y. Ying
                                  --------------------------------
                                  Name:  David Y. Ying
                                  Title: President

                               JOSEPH LITTLEJOHN & LEVY FUND III,
                               L.P.


                               By: /s/ David Y. Ying
                                   --------------------------------
                                   Name:  David Y. Ying
                                   Title: Partner


                               PASTA GROUP, L.L.C.


                               By: HERSHEY FOODS CORPORATION,
                                   as Member and Manager
                                   /s/ Robert M. Reese
                                   ---------------------------------
                                   Name:  Robert M. Reese
                                   Title: Senior Vice President, General
                                          Counsel and Secretary



                               WINCHESTER PASTA, L.L.C.


                               By: HERSHEY FOODS CORPORATION,
                                   as Member and Manager
                                   /s/ Robert M. Reese
                                   ---------------------------------
                                   Name:  Robert M. Reese
                                   Title: Senior Vice President, General
                                          Counsel and Secretary

                                  SCHEDULE 2.6

                              THE RECAPITALIZATION
                           OF NEW WORLD PASTA COMPANY

Reference is made to the Amendment, dated as of January 28, 1999, among Hershey Foods Corporation, Hershey Chocolate & Confectionery Corporation, New World Pasta Company, New World Pasta, LLC and certain other parties (the "Amendment").

The terms used herein which are defined in the Recapitalization Agreement (the "Agreement"), dated as of December 15, 1998 shall have the meaning ascribed to them in the Agreement.

The Recapitalization referred to in the Agreement shall mean the following actions:

1. HFC or HCCCo shall cause the Company to recapitalize its outstanding capital stock to provide that the then outstanding shares of Company common stock shall be converted into 100,636.31 shares of redeemable non-convertible, non-voting preferred stock which pays a market dividend rate (liquidation preference of $1,000 per share) and 35,236,369 shares of common stock. The preferred stock shall have such terms and conditions as New World shall determine and HFC shall approve (which approval will not be unreasonably withheld).

2. The Company shall repurchase 30,768,500 common shares from HCCCo for a demand promissory note in the amount of $307,685,000 (the "Note").

3. New World will acquire from HCCCo 100,636.31 shares of preferred stock of the Company for $100,636,310 in cash and 4,167,869 shares of common stock of the Company for $41,678,690 in cash; provided, however, New World may assign to other investors (the "New World Investors") the right to purchase a portion of such preferred and common stock if such involvement will not delay the Closing.

4. New World and the New World Investors will appoint a new Board of Directors of the Company immediately prior to approval of and the borrowing of the amounts contemplated by the Debt Commitment Letters, pursuant to the Debt Commitment Letters or otherwise.

5. The Company shall approve the borrowing of and shall borrow the amounts contemplated by the Debt Commitment Letters, pursuant to the Debt Commitment Letters or otherwise (the "Funds").

6.       The Company shall use the Funds to pay off the Note.

7. None of the transactions set forth in paragraphs 2 through 6 shall occur unless all such transactions occur. Immediately after giving effect to the transactions set forth in





                              Schedule 2.6, Page 1
         paragraphs 2 through 6 above, HCCCo shall own not less than 6% of the fully diluted common stock of the Company.





                              Schedule 2.6, Page 2